Exhibit 10.1

Amended and Restated Non-Employee Director Compensation Policy

Effective Date: January 14, 2022

Each member of the Board of Directors (the “Board”) of NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy will be effective as of January 14, 2022 (the “Effective Date”). This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board (the “Compensation Committee”) at the recommendation of the Board. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2019 Equity Incentive Plan or if such plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to such plan (in either case, the “Plan”).

ANNUAL CASH COMPENSATION

Commencing on the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred (each, a “Quarterly Date”).  Each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year of the Company, with the pro-rated amount paid for the first fiscal quarter of the Company in which the Non-Employee Director provides the service, and regular full quarterly payments to be paid thereafter.  All annual cash fees are vested upon payment.

1.ANNUAL BOARD SERVICE RETAINER:

(a)All Non-Employee Directors: $40,000

(b)Chair of the Board (as applicable): $35,000 (in addition to above)

(c)Lead Independent Director (as applicable): $20,000 (in addition to above)

2.ANNUAL COMMITTEE MEMBER SERVICE RETAINER:

(a)Member of the Audit Committee: $9,000

(b)Member of the Compensation Committee: $6,000

(c)Member of the Nominating and Corporate Governance Committee: $4,000

3.	ANNUAL COMMITTEE CHAIR SERVICE RETAINER (IN LIEU OF COMMITTEE MEMBER SERVICE RETAINER):

(a)Chair of the Audit Committee: $18,000

(b)Chair of the Compensation Committee: $12,000

(c)Chair of the Nominating and Corporate Governance Committee: $8,000

EQUITY COMPENSATION

Equity awards will be granted under the Plan. All stock options granted under this Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s service to the Company) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant.

1.AUTOMATIC EQUITY GRANTS.

(a)Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 40,000 shares of common stock (the “Initial Grant”). Each Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the Non-Employee Director’s service to the Company through each applicable vesting date.

(b)Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) following the Effective Date, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 20,000 shares of Company common stock (the “Annual Grant”). Each Annual Grant will vest upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, subject to the Non-Employee Director’s service to the Company through the vesting date.

2.CORPORATE TRANSACTION. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in service with the Company until immediately prior to the closing of a Corporate Transaction (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Director Compensation Policy will become fully vested immediately prior to the closing of such Corporate Transaction.

3.REMAINING TERMS. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard stock option grant notice and related stock option agreement under the Plan, in the form adopted from time to time by the Board.

4.ELECTIONS TO RECEIVE AN RSU AWARD IN LIEU OF ANNUAL CASH RETAINERS.

(a)Retainer Grant. For the fiscal year of the Company in which the Effective Date occurs and each fiscal year of the Company thereafter, each Non-Employee Director may elect (such election, a “Retainer Grant Election”) to forego receiving payment of all (but not less than all) of the compensation he or she is otherwise eligible to receive in cash under the heading “Annual Cash Compensation” of this Policy for the period during the fiscal year of the Company to which the Retainer Grant Election applies commencing on the Retainer Grant Measurement Date (as defined below) and ending on the last day of the fiscal year of the Company to which the Retainer Grant Election applies (each such period, a “Retainer Grant Measurement Period”) and receive an RSU Award instead (each, a “Retainer Grant”) but only if the Retainer Grant Election is timely made in accordance with the requirements of this Section 4. If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section 4(b) below, on the Retainer Grant Measurement Date, such Non-Employee Director will be automatically, and without any further action by the Board or the Compensation Committee, granted a Retainer Grant covering a number of restricted stock units equal to (a) the aggregate amount of cash compensation under the heading “Annual Cash Compensation” of this Policy that such Non-Employee Director is eligible to receive for the applicable Retainer Grant Measurement Period divided by (b) the average Fair Market Value of a share of Common Stock for the 30 consecutive market trading days ending on and including the last trading day prior to the grant date of such Retainer Grant, rounded down to the nearest whole unit. For purposes of this Policy, “Retainer Grant Measurement Date” means the later of the first business day of the fiscal year of the Company to which the Retainer Grant Election applies or the first business day following initial Board approval of this Policy, provided that if the Retainer Grant Election is made in the same fiscal year of the Company to which it applies, then the Retainer Grant Measurement Date means the first business day of the fiscal quarter of the Company next following the fiscal quarter of the Company in which the Retainer Grant Election is made.  Each Retainer Grant will vest as to the Retainer Grant Vesting Percentage on each Quarterly Date following the grant date of the Retainer Grant, subject to such Non-Employee Director’s service to the Company through each vesting date. The “Retainer Grant Vesting Percentage” equals (a) 100% multiplied by (b) a fraction, the numerator of which equals one and the denominator of which equals the number of Quarterly Dates occurring during the period commencing on the grant date of the applicable Retainer Grant and ending on the last day of the fiscal year of the Company in which such Retainer Grant was granted.

(b)Election Mechanics. Unless otherwise determined by the Board or the Compensation Committee, for any Retainer Grant Election to be effective, it must be submitted to the CEO of the Company (or such other individual as the Company designates) (i) on or prior to the last day of the calendar year immediately preceding the first calendar year in which the Retention Grant Election will be effective, or (ii) within 30 days after the Non-Employee Director first becomes eligible to participate in this Policy. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. In addition, a Non-Employee Director may not make a Retainer Grant Election that applies to the fiscal year in which he or she first becomes eligible to participate in this Policy after the third Quarterly Date in such fiscal year. Any Retainer Grant Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Code Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee. Retainer Grant Elections shall be made pursuant to a form of election in substantially the form attached hereto as Exhibit A or such other form as approved by the Board or the Compensation Committee. A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under the heading “Annual Cash Compensation” of this Policy.

5.NON-EMPLOYEE DIRECTOR COMPENSATION LIMIT.  Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in the Plan.

EXPENSES

The Company will reimburse Non-Employee Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved by the Board of Directors: January 14, 2022

EXHIBIT A

NEUROBO PHARMACEUTICALS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Retainer Grant Election Form

For Non-Employee Directors

Please complete and return this Retainer Grant Election Form (this “Election Form”), as described below, for existing non-employee directors making elections for 2022 or any year thereafter: on or before December 31 of each year and for new non-employee directors: within 30 days following the date you join the Board (the “Submission Deadline”), to to the CEO of the Company (or such other individual as the Company designates).

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an award to you. The grant of an award remains subject to the terms of the Company’s Amended and Restated Non-Employee Director Compensation Policy as may be hereinafter amended (the “Policy”). Terms not otherwise defined herein shall have the meaning set forth in the Policy or the Plan, as applicable.

I understand that my Election Form will become irrevocable effective as of the Submission Deadline.

1.	PERSONAL INFORMATION

(Please print):

Participant Name: (the “Participant”)

2.	RETAINER GRANT ELECTION

By signing below, I elect to forego receiving payment of all (but not less than all) of the compensation I am otherwise eligible to receive in cash under the heading “Annual Cash Compensation” of the Policy for the period during the fiscal year of the Company ended [___] commencing on [______]1 and ending on [______],2 and to receive a Retainer Grant in lieu thereof. If I do not timely submit a properly completed Election Form, I will not receive the applicable Retainer Grant and will instead receive the applicable cash compensation under the heading “Annual Cash Compensation” of the Policy.

3.	PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE
(a)	I agree to all of the terms and conditions of this Election Form.
(b)	I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan.
(c)

I agree to the right of the Board or the Compensation Committee to amend or terminate my election under this Election Form at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

[1]	Applicable Retainer Grant Measurement Date.
[2]	Last day of the fiscal year of the Company to which the Retainer Gant Election applies.

(d)	I understand, acknowledge and agree that the Board or the Compensation Committee has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.
(e)

I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so the Retainer Gran issuable will not be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

(f)

I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy, the applicable Award Agreement and the Plan, as applicable. Should any inconsistency exist between this Election Form, the Policy, the Plan, the Award Agreement under which an Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the Plan will control, with the Plan subordinated to the applicable law and the Award Agreement and the Policy subordinated to this Election Form.

(g)

By signing this Election Form, I authorize the implementation of the above elections. I understand that my retainer grant election is irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Board or the Compensation Committee.

Signed:
Participant Name:	Date:

Agreed to and accepted:

NeuroBo Pharmaceuticals, Inc.

By:	Date:
Name:
Title:

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to to the CEO of the Company (or such other individual as the Company designates).